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                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement"), dated as of August 14, 2000, is by and between Today's Man, Inc., a Pennsylvania corporation (the "Company"), and Bruce Weitz, an individual (the "Executive").

                                   Background

         A. The Company operates menswear superstores specializing in tailored clothing, furnishings, accessories and sportswear. The Company also offers footwear through licensed shoe departments. The superstores are located in the Greater Philadelphia, Washington, D.C., Baltimore and New York markets.

         B. The Company has determined to engage the Executive as its new Chief Executive Officer and the Executive has indicated his desire to accept such appointment on the terms and conditions set forth in this Agreement.

                                    Agreement

         NOW, THEREFORE, incorporating the foregoing herein and in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Term. Executive's employment shall begin on the date of this Agreement and shall continue for an initial period of one year. Thereafter, Executive shall serve until effectiveness of a written notice of termination given by either party under Section 4 or until his death. The period of Executive's employment under this Agreement is referred to as the "Term".

         2. Duties. Executive shall, during the Term, be employed by the Company with the title of Chief Executive Officer. Executive shall report to, and have the responsibilities, duties and obligations assigned by, the Company's Chairman and Board of Directors from time to time. The scope and nature of Executive's duties shall generally be consistent with those performed by chief executive officers of similarly situated public companies. During the Term, Executive agrees to devote his full time, energy, skill and best efforts to the business and affairs of the Company in order to maximize the Company's sales and profits and to maintain or improve its product and service quality. Executive may engage in charitable activities and community affairs provided such activities do not materially interfere with the effective performance of his duties under this Agreement. During the Term, the Company shall use reasonable efforts to cause Executive to be nominated as a director of the Company.

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         3. Compensation and Benefits.
            -------------------------

                  3.1 Salary. During the Term, the Company shall pay Executive a base salary of $400,000 per year ("Salary"), payable at the same time and in the same manner as other senior executives of the Company are paid in accordance with the Company's normal payroll practices.

                  3.2  Fringe Benefits.

                           3.2.1 Participation in Plans. During the Term,
Executive shall be entitled to participate in any employee benefit plan (e.g., health and hospitalization plan, group life insurance, group disability insurance) of the Company generally available to senior executives to the extent the Company determines in its sole discretion to sponsor any employee benefit plan and to the extent Executive is eligible under the general provisions of such plans. The Company shall continue to provide Executive with coverage under such plans for one year following Executive's termination (unless Executive resigns for other than Good Reason or shall have been terminated for Cause), to the extent coverage of Executive post-employment is permitted by the terms of such plans. The Company shall provide a directors' and officers' liability insurance policy covering Executive to the same extent the Company provides such coverage for its other executive officers.

                           3.2.2 Vacation. Executive shall be entitled to two
weeks of paid vacation during calendar year 2000 and four weeks of paid vacation during each succeeding calendar year during the Term.

                           3.2.3 Reimbursement. The Company shall reimburse
Executive for reasonable out-of-pocket business expenses incurred in the course of performing his duties under this Agreement, subject to the Company's standard policies with respect to reimbursement of employee business expenses in effect from time to time (including, without limitation, any documentation requirements).

                           3.2.4 Local Housing. For a period of six months from
the date hereof, the Company shall, at its expense, provide Executive with a furnished one or two bedroom apartment reasonably acceptable to him, including basic utilities (other than telephone charges), within ten miles of the Company's principal executive office.

                           3.2.5 Auto Allowance. During the term, the Company
shall pay Executive an automobile allowance in accordance with its standard policy for executive automobile allowances in an amount not less than $1,000 per month.

                  3.3 Bonus Opportunities. For each year during the Term, the Company shall pay Executive a cash bonus in an amount, up to $200,000, determined by the Compensation Committee of the Board of Directors based upon:
(i) the Company's financial performance and condition, (ii) Executive's performance in view of goals and standards adopted by the Board of Directors, and (iii) market conditions. Executive's performance will be evaluated principally based upon EBITDA targets established in advance by the Compensation Committee following consultation with Executive. Such bonus shall be paid at


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such time that bonuses are paid to the Company's other senior executives in accordance with the policies of the Company.

                  3.4 Option. On the date of this Agreement, the Company shall issue an incentive stock option to Executive, which shall entitle Executive to acquire up to 280,000 shares of the Company's common stock at the fair market value per share as of such date. Such option shall be subject to the terms and conditions of the Company's Management Stock Option Plan. Subject to earlier vesting pursuant to Section 4, the option shall vest as to 25% of the shares subject to it on each anniversary of this Agreement on which Executive remains employed by the Company as Chief Executive Officer.

                  3.5 Entire Compensation. The salary, benefits, stock option and any bonus compensation provided above shall be the full consideration payable by the Company to Executive for the services to be rendered by Executive to the Company under this Agreement. The Company shall deduct or cause to be deducted from the Executive's compensation all taxes and amounts required by law to be withheld.

         4. Termination.
            ------------

                  4.1  Termination Notice.

                           4.1.1  The Term shall expire:

                                (a) immediately upon the death of Executive;

                                (b) upon notice from the Company if Executive
becomes physically or mentally disabled to the extent that his ability to perform his duties as Chief Executive Officer is materially impaired for 45 consecutive days or for 60 or more days in any three month period;

                                (c) upon notice from the Company if Cause exists
or by Executive if Good Reason exists; or

                                (d) after the first year of the Term, by either
party at any time for any reason or no reason by giving at least thirty (30) days prior written notice of termination to the other party.

                           4.1.2 Upon termination by either party, all of
Executive's right to compensation and benefits under this Agreement shall automatically and immediately terminate except for: (i) the right to any accrued and unpaid salary; (ii) the right to coverage under any benefit plans that permit coverage post-termination; (iii) if Executive has worked at least three months during his final bonus year and has not been terminated for Cause, a prorated portion of any bonus that would have been payable, and (iv) if Executive was terminated by the Company without Cause and in the absence of disability pursuant to Section 4.1.1(b) or if Executive has terminated this Agreement for Good Reason, the right to the payment set forth in Section 4.2.


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                  4.2  Termination Without Cause.


                           4.2.1 If, at any time prior to August 30, 2004,
either (i) the Company terminates Executive's employment under this Agreement without Cause, and in the absence of disability as provided in Section 4.1.1(b), or (ii) Executive terminates this Agreement for Good Reason, then:

                                (a) The Company shall pay Executive, in four
equal quarterly installments, commencing on the first day of the month following the date of termination, a severance payment equal to Executive's annual base salary in effect on the date of termination;

                                (b) Executive's stock option granted in
accordance with this Agreement shall immediately vest as to 50% of the shares subject to the option, in addition to any shares previously vested.

                           4.2.2 If the Executive terminates for Good Reason or
the Company terminates Executive's employment with or without Cause after August 30, 2004 no severance payment will be payable.

                           4.2.3 "Cause" means the Board of Directors has
determined that: (a) Executive is guilty of intentional or grossly negligent misconduct; (b) Executive has breached this Agreement or any other written agreement with the Company in any material respect and has failed to cure such breach within 15 days after receiving notice of the breach; (c) Executive continues to fail to perform any material duties assigned to him for 15 days after receiving written notice of performance failure from the Board of Directors; (d) Executive is convicted of any felony or any crime involving fraud, larceny, embezzlement, moral turpitude or which negatively impacts the Company's reputation; or (e) any court, regulator or government authority with jurisdiction over the Company requests, requires or recommends to the Company that Executive's employment be terminated.

                           4.2.4 "Good Reason" means the Company has materially
breached any of its obligations to Executive in this Agreement and has failed to remedy such breach within 15 days after receiving notice of such breach from Executive.

                           4.2.5 The benefits payable under Section 4.1.2 and
the severance payment under this Section 4.2 will be the sole and exclusive compensation in the event Executive is terminated without Cause, and shall be paid to Executive only if Executive first executes and delivers to the Company a general release (in form reasonably acceptable to the Company), with such release providing for, among other things, the full release of the Company, its affiliates and their respective owners, directors, managers, officers, employees, executives, representatives, agents, predecessors, successors and assigns from any claims or liabilities related in any way to Executive's employment or director relationship with the Company.

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                           4.2.6 If the Company terminates Executive without
Cause or if Executive terminates this Agreement for Good Reason during the first year of the Term, Executive's salary from the termination date through the end of such first year shall be deemed accrued and unpaid for purposes of this
Section 4.2.

                  4.3 Procedure Upon Termination. On termination of employment, regardless of the reason, Executive (or his heirs, representatives or estate, as the case may be) shall promptly return to the Company all information, agreements, and other documents of the Company, and copies, notes and extracts of any of the foregoing, and all other property belonging to the Company (or its affiliates), including without limitation, customer, investor and institution lists, data bases, manuals, letters, materials, reports, and records in Executive's possession or control no matter from whom or in what manner acquired.


         5. Covenants.

                  5.1 Nondisclosure. Executive covenants and agrees that he will not, for as long as he is employed by the Company and thereafter, except with the express prior written consent of the Company, directly or indirectly, whether as an employee, executive, owner, partner, member, agent, director, officer, shareholder, consultant or in any other capacity, for his own account or for the benefit of any Person (as hereinafter defined), communicate, disclose, divulge or make available to any Person any confidential or proprietary information of the Company or its affiliates, including, but not limited to, information relating to the Company's (or any affiliate's) customers, suppliers, investors, prospects, pricing, data bases, sales methods, methods of doing business, financing, financial prospects, financial position and results; but excluding information that is publicly available as of the date of this Agreement or which becomes publicly available other than by breach of this Agreement. For purposes of this Agreement, "Person" means a natural person, corporation, partnership, limited liability company, trust, estate, joint venture, sole proprietorship, government (and any branch or subdivision thereof), governmental agency, association, cooperative or other entity.

                  5.2 Noncompetition and Nonsolicitation. Executive acknowledges that: (a) the Company's business is highly competitive; and (b) the Company's business requires substantial and continuous expenditures of time and money to develop, market and maintain. Accordingly, during the period of Executive's employment with the Company and for a period of 12 months thereafter (so long as the Company has not terminated Executive without Cause and Executive has not terminated this Agreement for Good Reason), Executive shall not, except with the Company's express prior written consent, directly or indirectly, whether as a consultant, employee, executive, owner, partner, member, agent, director, officer, shareholder or in any other capacity, for Executive's own account or for the benefit of any Person (other than in the case of carrying out his duties for the Company):

                           5.2.1 Solicit, divert, take away or interfere with
any customers, investors, vendors/suppliers, strategic partners, or identified prospects of the Company (or any of the Company's affiliates);

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                           5.2.2 Solicit, divert or induce any Person who is an
employee, executive or consultant of the Company (or any of the Company's affiliates) to leave or to work for Executive or any Person with which Executive is connected or affiliated; or

                           5.2.3 Establish, own or control, or participate in
the establishment, ownership or control of a business within the states of Connecticut, Delaware, Maryland, New Jersey, New York, Pennsylvania, Virginia or the District of Columbia which is in competition with any substantial part of the Company's business as such business exists now (as described in the Background to this Agreement) or may exist during the Term; provided, however, that nothing in this Section 5.2.3 shall prevent Executive from owning not more than five percent of the outstanding securities of any Person whose securities are listed on the New York Stock Exchange, American Stock Exchange or are quoted on the NASDAQ National Market System.

                  5.3 Equitable Relief. Executive acknowledges that any breach by him of any of the covenants and agreements set forth in Section 5.1 and
Section 5.2 (collectively, the "Covenants") may result in irreparable injury to the Company for which monetary damages may not adequately compensate the Company. Therefore, in the event of any such breach, the Company shall be entitled, in addition to all other rights and remedies which the Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Executive from continuing such breach. The existence of any claim or cause of action which Executive or any such other Person may have against the Company shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Company is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

                  5.4 Consideration. Executive expressly acknowledges and agrees that the Covenants are (a) the result of arm's length negotiations between the parties, and without Executive's agreement to be bound by the Covenants, the Company would not have entered into this Agreement, (b) are reasonable in scope and duration and (c) are necessary to protect the legitimate business interests of the Company and that the level of compensation and benefits provided to Executive hereunder includes good and adequate consideration for the Covenants.

                  5.5 Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

                  5.6 Work Product. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which


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relate to the Company's or any of its affiliates' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and/or its affiliates ("Work Product") belong to, and are owned by, the Company or such affiliate. Executive shall promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm such ownership (including, without limitation, executing and delivering assignments, consents, powers of attorney and other instruments).

         6. Representations.
            ----------------

                  6.1 By Executive. Executive represents and warrants to the
Company: (a) that there are no restrictions or agreements whatsoever to which Executive is a party which would prevent or make unlawful Executive's execution of this Agreement or Executive's employment hereunder; (b) that Executive's execution of this Agreement and Executive's employment hereunder shall not constitute a breach or violation of any law, contract or agreement, oral or written to which Executive is a party or by which Executive is bound; (c) that Executive is free and able to execute this Agreement and to enter into employment with the Company; and (d) that this Agreement is a valid and binding obligation of Executive, enforceable in accordance with its terms. The foregoing representations and warranties shall forever survive the termination of this Agreement.

                  6.1 By Company. The Company hereby represents and warrants to the Executive: (a) that there are no restrictions or agreements whatsoever to which Executive is a party which would prevent or make unlawful the Company's execution of this Agreement or employment of Executive hereunder; (b) that the Company's execution of this Agreement shall not constitute a breach or violation of any law, contract, agreement or understanding, oral or written to which the Company is a party or by which it is bound; (c) that the Company is free and able to execute this Agreement and to employ Executive; and (d) that this Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms. The foregoing representations and warranties shall forever survive the termination of this Agreement.

         7. Miscellaneous.
            --------------

                  7.1 Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (1) delivered personally, (2) mailed by first class certified mail, return receipt requested, postage prepaid, (3) sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, with receipt, or (4) delivered by facsimile (with receipt, and with original delivered in accordance with any of (1), (2) or (3) above) to the parties at their respective addresses set forth on the signature page of this Agreement or to such other addresses of which the parties may give notice in accordance with this Section.


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                  7.2 Entire Understanding; Modification. This Agreement and the
documents referred to herein sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, supplemented or terminated except in a writing signed by both parties. No action taken by the Company hereunder, including without limitation, any waiver, consent or approval, shall be effective unless authorized by the Company's Board of Directors.

                  7.3 Parties in Interest. This Agreement shall inure to the benefit of, bind and be enforceable by Executive and his heirs, personal representatives, estate and beneficiaries, and the Company and its successors and assigns (by merger, consolidation, purchase or otherwise). This Agreement is a personal employment contract for Executive's personal services, and Executive's rights and duties hereunder shall not be assignable or delegable by Executive.

                  7.4 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

                  7.5 Counterparts. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and such counterparts (whether original or reproductions) together shall constitute one and the same instrument.

                  7.6 Section Headings; References. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

                  7.7 Waivers; Abstention. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. Executive shall not participate in any Board or committee vote that involves any determination of Cause or any of Executive's rights, responsibilities or duties under this Agreement.

                  7.8 Controlling Law. This agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws.

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                  7.9 EXCLUSIVE JURISDICTION. IN ANY ACTION OR PROCEEDING
BETWEEN THE PARTIES HERETO, EXECUTIVE AND THE COMPANY IRREVOCABLY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS LOCATED IN PHILADELPHIA, PENNSYLVANIA AND THE STATE COURTS LOCATED IN PHILADELPHIA COUNTY, PENNSYLVANIA, AND TO SERVICE OF PROCESS BY HAND DELIVERY OR BY CERTIFIED MAIL (RETURN RECEIPT REQUESTED), TO THE ADDRESSES FOR EACH PARTY SET FORTH ON THE SIGNATURE PAGE HERETO. EACH OF THE PARTIES HERETO WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY ACTION OR PROCEEDING, ANY CLAIM THAT IT OR HE IS NOT SUBJECT TO THE JURISDICTION OF THE ABOVE COURTS, THAT SUCH ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH ACTION OR PROCEEDING IS IMPROPER.

                  7.10 ADVISOR REVIEW; COSTS. Executive has had the full opportunity to seek independent advice from his advisors (including, but not limited to, legal counsel) in connection with this Agreement and his employment with the Company. Following execution of this Agreement, the Company shall reimburse Executive for the reasonable legal fees and disbursements of Executive's legal counsel incurred in connection with the preparation and negotiation of this Agreement, up to $10,000.


        {This Space Intentionally Left Blank - - Signature Page Follows}



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         THEREFORE, INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto have executed this Agreement as of the date above written.



                                  TODAY'S MAN, INC.


                                  By:
                                     -----------------------------------------
                                     David Feld
                                     Chairman

                                 Address:  835 Lancer Drive
                                           Moorestown, New Jersey  08057
                                 Fax: 856-722-6507

                                 With a copy to:

                                 Blank Rome Comisky & McCauley LLP
                                 One Logan Square
                                 Philadelphia, PA 19103
                                 Attn: Fred Blume, Esq.
                                 Fax: (215) 832-5512

                                 EXECUTIVE:


                                 --------------------------------------------
                                 Bruce Weitz

                                 Address:
                                         ------------------------------------

                                         -----------------------------------
                                 Fax:
                                      -----------------------------------


                                 With a copy to:

                                -----------------------------------

                                -----------------------------------


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        {Signature Page to Today's Man/Bruce Weitz Employment Agreement}

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